Warner-Lambert Company and Subsidiaries
      Consolidated Statements of Income and Comprehensive Income

----------------------------------------------------------------------
Years Ended December 31,                 1999         1998        1997
----------------------------------------------------------------------
                      (Dollars in millions, except per share amounts)

NET INCOME

Net sales                           $12,928.9    $10,743.8    $8,408.1
----------------------------------------------------------------------
Costs and expenses:
   Cost of goods sold                 3,041.9      2,860.2     2,502.9
   Selling, general and
     administrative                   5,958.5      4,852.2     3,726.5
   Research and development           1,259.0      1,025.6       730.7
   Other expense, net                   228.3        214.8       259.2
----------------------------------------------------------------------
       Total costs and expenses      10,487.7      8,952.8     7,219.3
----------------------------------------------------------------------
Income before income taxes            2,441.2      1,791.0     1,188.8
   Provision for income taxes           708.0        517.8       326.4
----------------------------------------------------------------------
Net income                          $ 1,733.2    $ 1,273.2    $  862.4
----------------------------------------------------------------------
Net income per common share:
   Basic                            $    2.03    $    1.50    $   1.03
   Diluted                          $    1.96    $    1.45    $    .99
----------------------------------------------------------------------
Cash dividends per common share     $     .80    $     .64    $    .51
----------------------------------------------------------------------



COMPREHENSIVE INCOME

Net income                          $ 1,733.2    $ 1,273.2    $  862.4
Other comprehensive income
    (net of tax):
   Foreign currency translation        (280.9)        57.7      (193.8)
   Other                                 34.8        (18.3)      (14.6)
----------------------------------------------------------------------
   Total other comprehensive income    (246.1)        39.4      (208.4)
----------------------------------------------------------------------
Comprehensive income                $ 1,487.1    $ 1,312.6    $  654.0
----------------------------------------------------------------------


All amounts have been restated under the pooling of interests method of accounting to include the financial results of Agouron Pharmaceuticals, Inc. acquired on May 17, 1999.

See notes to consolidated financial statements.



                Warner-Lambert Company and Subsidiaries
                      Consolidated Balance Sheets
---------------------------------------------------------------------
December 31,                                         1999        1998
---------------------------------------------------------------------
                                                (Dollars in millions)
Assets:
   Cash and cash equivalents                    $ 1,633.6   $   945.8
   Short-term investments                           309.6        42.2
   Accounts receivable, less allowances of
     $39.4 in 1999 and $30.6 in 1998              1,722.5     1,475.9
   Other receivables                                258.7       205.6
   Inventories                                      979.2       992.8
   Prepaid expenses and other current assets        786.5       586.6
---------------------------------------------------------------------
            Total current assets                  5,690.1     4,248.9

   Investments and other assets                     793.4       718.9
   Property, plant and equipment, net             3,341.9     2,821.9
   Intangible assets                              1,616.1     1,730.4
---------------------------------------------------------------------
                                                $11,441.5   $ 9,520.1
---------------------------------------------------------------------

Liabilities and shareholders' equity:
   Short-term debt                              $   297.1   $   264.2
   Accounts payable, trade                        1,881.5     1,518.2
   Accrued compensation                             236.1       233.3
   Other current liabilities                        990.1       980.1
   Federal, state and foreign income taxes          283.7       248.2
---------------------------------------------------------------------
            Total current liabilities             3,688.5     3,244.0

   Long-term debt                                 1,249.5     1,266.7
   Deferred income taxes and other
     noncurrent liabilities                       1,405.2     1,129.1

   Shareholders' equity:
     Preferred stock - none issued                      -           -
     Common stock issued:
       1999 and 1998 - 961,981,608 shares           962.0       962.0
     Capital in excess of par value                 897.2       520.6
     Retained earnings                            5,098.1     4,038.5
     Accumulated other comprehensive income        (645.4)     (399.3)
     Treasury stock, at cost:
       1999 - 99,934,571 shares;
       1998 - 112,073,966 shares                 (1,213.6)   (1,241.5)
---------------------------------------------------------------------
            Total shareholders' equity            5,098.3     3,880.3
---------------------------------------------------------------------
                                                $11,441.5   $ 9,520.1
---------------------------------------------------------------------

All amounts have been restated under the pooling of interests method of accounting to include the financial results of Agouron Pharmaceuticals, Inc. acquired on May 17, 1999.

See notes to consolidated financial statements.



                  Warner-Lambert Company and Subsidiaries
                   Consolidated Statements of Cash Flows
-------------------------------------------------------------------------
Years Ended December 31,                       1999        1998      1997
-------------------------------------------------------------------------
                                                   (Dollars in millions)
Operating Activities:
  Net income                              $ 1,733.2   $ 1,273.2 $   862.4
  Adjustments to reconcile
    net income to net cash
    provided by operating activities:
      Depreciation and amortization           362.8       308.4     281.9
      Deferred income taxes                  (207.5)     (164.5)    (65.1)
      Changes in assets and liabilities,
        net of effects from acquisitions/
        dispositions of businesses:
          Receivables                        (378.1)     (331.4)   (169.8)
          Inventories                         (38.2)     (158.6)   (167.4)
          Accounts payable and accrued
            liabilities                       737.0       749.1     705.1
      Other, net                              227.8       277.3     129.5
-------------------------------------------------------------------------
      Net cash provided by operating
        activities                          2,437.0     1,953.5   1,576.6
-------------------------------------------------------------------------
Investing Activities:
  Purchases of investments                   (637.0)     (105.6)   (145.2)
  Proceeds from maturities/sales of
     investments                              421.7       218.1     245.6
  Capital expenditures                       (931.9)     (753.2)   (512.5)
  Acquisitions of businesses                      -           -    (228.4)
  Proceeds from dispositions of businesses        -       125.0         -
  Other, net                                  (87.1)       66.0     (16.8)
-------------------------------------------------------------------------
      Net cash used by investing
        activities                         (1,234.3)     (449.7)   (657.3)
-------------------------------------------------------------------------
Financing Activities:
  Proceeds from borrowings                    516.2       871.3   1,577.5
  Principal payments on borrowings           (497.7)   (1,562.3) (1,622.7)
  Purchases of treasury stock                 (42.1)     (265.2)   (135.2)
  Cash dividends paid                        (671.8)     (524.6)   (413.1)
  Proceeds from stock option exercises        195.3       117.1      84.3
-------------------------------------------------------------------------
      Net cash used by financing
        activities                           (500.1)   (1,363.7)   (509.2)
-------------------------------------------------------------------------
Effect of exchange rate changes on
   cash and cash equivalents                  (14.8)       19.7     (31.7)
-------------------------------------------------------------------------
Net increase in cash and cash equivalents     687.8       159.8     378.4
Cash and cash equivalents at beginning
   of year                                    945.8       786.0     407.6
-------------------------------------------------------------------------
Cash and cash equivalents at end of year  $ 1,633.6   $   945.8 $   786.0
-------------------------------------------------------------------------
All amounts have been restated under the pooling of interests method of accounting to include the financial results of Agouron Pharmaceuticals, Inc. acquired on May 17, 1999.

See notes to consolidated financial statements.




                Notes to Consolidated Financial Statements
                 Warner-Lambert Company and Subsidiaries


(Dollars in millions, except per share amounts)

Note 1 - Significant Accounting Policies:

Basis of consolidation - The consolidated financial statements include the accounts of Warner-Lambert Company and all controlled, majority-owned subsidiaries ("Warner-Lambert" or the "company"). Investments in companies in which Warner-Lambert's interest is between 20 percent and 50 percent are accounted for using the equity method.

Reclassification - Certain prior year amounts have been reclassified to conform with current year presentation.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect certain reported amounts. Actual amounts could differ from those estimates.

Revenue recognition - Sales are recorded as product is shipped and title passes to customers. Provisions for discounts, returns and other allowances are recorded in the same period the related sales are recognized.

Cash equivalents - Cash equivalents include nonequity short-term investments with original maturity dates of 90 days or less.

Inventories - Inventories are valued at the lower of cost or market. Cost is determined principally on the basis of first-in, first-out or standards that approximate average cost.

Property, plant and equipment - Property, plant and equipment are recorded at cost. The cost of maintenance, repairs, minor renewals and betterments and minor equipment items is charged to income; the cost of major renewals and betterments is capitalized. Depreciation is calculated generally on the straight-line method over the estimated useful lives of the various classes of assets.

Intangible assets - Intangible assets are recorded at cost and are amortized on the straight-line method over appropriate periods not exceeding 40 years. The company continually reviews goodwill and other intangible assets to evaluate whether events or changes have occurred that would suggest an impairment of carrying value. An impairment would be recognized when expected future operating cash flows are lower than the carrying value.

Advertising costs - Advertising costs are expensed as incurred and amounted to $1,056.1 in 1999, $927.5 in 1998, and $840.1 in 1997.

Newly issued accounting standards - In June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards
(SFAS) No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." This pronouncement deferred the effective date of SFAS No. 133 to the first quarter of 2001. The adoption of SFAS No. 133 is not expected to have a material effect on the company's consolidated financial position, liquidity, cash flows or results of operations.

Note 2 - Net Income Per Common Share:

The earnings per share (EPS) computations are as follows:
(Shares in thousands)

---------------------------------------------------------------------
Years Ended December 31,                   1999       1998       1997
---------------------------------------------------------------------
Basic EPS computation:

Net income                             $1,733.2   $1,273.2     $862.4
Average common shares outstanding       854,894    847,733    841,112
---------------------------------------------------------------------
                                       $   2.03   $   1.50     $ 1.03
---------------------------------------------------------------------

Diluted EPS computation:

Net income                             $1,733.2   $1,273.2     $862.4

Average common shares outstanding       854,894    847,733    841,112
Impact of potential future stock
   option exercises, net of shares
   repurchased                           29,749     31,226     26,974
---------------------------------------------------------------------
Average common shares outstanding -
   assuming dilution                    884,643    878,959    868,086
---------------------------------------------------------------------
                                       $   1.96   $   1.45     $  .99
---------------------------------------------------------------------

The diluted EPS computation includes the potential impact on the average number of common shares outstanding if all common stock options issued are exercised. The dilutive effect of stock options is computed using the treasury stock method, which assumes the repurchase of common shares by the company at the average market price for the period.

Note 3 - Interest Income and Interest Expense:

Interest income and interest expense are included in Other expense, net. Interest income totaled $126.5, $56.6 and $46.9 and interest expense totaled $140.3, $114.3 and $167.5 in 1999, 1998 and 1997, respectively.
Total interest paid was $141.0, $103.9 and $152.3 and interest costs of $27.1, $19.2 and $8.3 have been capitalized and included in Property, plant and equipment for those respective periods.

Note 4 - Restructuring and Plant Closures:

In 1993 and 1991, the company recorded, as a separate income statement component, restructuring charges of $525.2 and $544.0, respectively. The total of $1,069.2 was recorded for worldwide rationalization of manufacturing and distribution facilities and for organizational restructuring and related workforce reductions of about 5,500 positions. As of December 31, 1999, all aspects of these rationalization programs were complete and all reserves were fully utilized. In total, approximately 4,900 positions were eliminated and 26 plants were closed.

In 1998, the company committed to a plan to close three foreign manufacturing facilities. The planned closures are due to a consolidation of certain product manufacturing resources in Europe. The costs of the three closings consist of $47.0 for severance and related expenses, $35.0 for asset write-offs and $11.0 for other costs. The provisions for these costs are reflected in Other expense, net for the year ended December 31, 1998. The charges were funded by operations and do not have a material impact on liquidity. As of December 31, 1999, the severance and other amounts that have not been expended of $13.5 and $3.0 are reflected in Other current liabilities and Deferred income taxes and other noncurrent liabilities, respectively. The $35.0 in asset write-offs has been reflected as a reduction of Property, plant and equipment. Cost savings associated with these closures, which is expected to be realized in 2000, are estimated to be approximately $28.0 annually. As of December 31, 1999, manufacturing operations at all three plants have ceased. Management plans to sell the plants in 2000. Proceeds from the sales are not expected to be material.

Note 5 - Acquisitions and Divestitures:

In May 1999, Warner-Lambert acquired Agouron Pharmaceuticals, Inc. (Agouron), an integrated pharmaceutical company committed to the discovery and development of innovative therapeutic products for treatment of cancer, AIDS and other serious diseases. Warner-Lambert exchanged 28.8 million shares of its common stock for all of the common stock of Agouron. Each outstanding share of Agouron common stock was exchanged for .8934 shares of Warner-Lambert common stock. In addition, Agouron's employee stock options outstanding were converted at the same rate and resulted in options to purchase 7.5 million shares of Warner-Lambert common stock.

The transaction was accounted for as a pooling of interests under Accounting Principles Board Opinion (APB) No. 16 and qualified as a tax-free exchange. Accordingly, all consolidated financial statements presented have been restated to include combined results of operations, financial position and cash flows of Agouron as though it had always been a part of Warner-Lambert. Dividends per common share are equal to Warner-Lambert's historical dividends per common share since Agouron has never declared or paid cash dividends on its common stock.

Prior to the merger, Agouron's fiscal year ended on June 30. As a result, Agouron's financial statements have been restated to conform with Warner-Lambert's December 31 year end. No adjustments were necessary to conform Agouron's accounting policies; however, certain reclassifications were made to the Agouron financial statements to conform to Warner-Lambert's presentation.

The results of operations for the separate companies and the combined amounts for the most recent quarter prior to the merger and the prior years presented in the consolidated financial statements are shown below:
----------------------------------------------------------------------------
                                  Three Months     Year Ended    Year Ended
                                 Ended March 31,  December 31,  December 31,
                                      1999            1998          1997
----------------------------------------------------------------------------

   Net Sales:
   Warner-Lambert                  $2,860.0       $10,213.7      $8,179.8
   Agouron                            146.0           530.1         228.3
---------------------------------------------------------------------------
   Combined                        $3,006.0       $10,743.8      $8,408.1
   ------------------------------------------------------------------------
   Net Income:
   Warner-Lambert                  $  381.1       $ 1,254.0      $  869.5
   Agouron                               .9            19.2          (7.1)
   ------------------------------------------------------------------------
   Combined                        $  382.0       $ 1,273.2      $  862.4
---------------------------------------------------------------------------

On December 31, 1998, Warner-Lambert and certain of its affiliates and Glaxo Wellcome plc and certain of its affiliates (Glaxo Wellcome) entered into transactions in various countries whereby Glaxo Wellcome transferred to Warner-Lambert rights to over-the-counter (OTC) ZANTAC products in the U.S. and Canada, and Warner-Lambert principally transferred to Glaxo Wellcome its rights to OTC ZANTAC products in all other markets and its rights to OTC ZOVIRAX, OTC BECONASE and future Glaxo Wellcome prescription to OTC switch products in all markets. These OTC products had been marketed through joint ventures between Warner-Lambert and Glaxo Wellcome that were formed to develop, seek approval of and market OTC versions of Glaxo Wellcome prescription drugs. These joint ventures were accounted for as equity method investments. For financial reporting purposes, the December 31, 1998 transactions, which ended the joint venture relationships between Warner-Lambert and Glaxo Wellcome, were accounted for as a nonmonetary exchange of similar assets with no gain or loss recognized.

On May 21, 1997, Warner-Lambert purchased the remaining 66 percent of the Jouveinal group it did not already own. Consideration for this acquisition, including estimated acquisition costs, net of cash acquired and proceeds from the sale of certain acquired assets, was approximately $117.0. In January 1993, Warner-Lambert initially acquired a 34 percent interest in Jouveinal, a privately held French pharmaceutical group. Prior to the acquisition of the remaining interest, Jouveinal was accounted for as an equity method investment. In addition, the company acquired two Irish manufacturing facilities from Hickson Pharmachem Limited and Plaistow Limited, respectively, during the second quarter of 1997 for approximately $118.0. The consideration for these three acquisitions was primarily charged to intangible assets and is being amortized over periods of 40 years for goodwill and five to 20 years for trademarks and other intangibles. The transactions were financed with a long-term credit facility.

All completed acquisitions, except the rights exchange with Glaxo Wellcome and the merger with Agouron, have been accounted for under the purchase method. The excess of purchase price over the estimated fair values of net tangible and identifiable intangible assets acquired has been treated as goodwill. Net assets and results of operations of all acquisitions have been included in the consolidated financial statements since the effective acquisition dates. The completed acquisitions did not have a material pro forma impact on consolidated earnings.

In the first quarter of 1998, the company sold its Rochester, Michigan, pharmaceutical manufacturing plant as well as certain minor prescription products for approximately $125.0. The resulting pretax gain of $66.6 was offset by costs related to the company's plans to close certain foreign manufacturing facilities. The results of these transactions are recorded in Other expense, net for the year ended December 31, 1998.

Note 6 - Merger Events:

On November 3, 1999, Warner-Lambert, American Home Products Corporation
(AHP) and a wholly-owned subsidiary of AHP entered into a definitive merger agreement. Subsequent to the announcement of the agreement, Pfizer Inc. (Pfizer) made an unsolicited, conditional all stock offer for all of the outstanding common stock of Warner-Lambert.

On January 13, 2000, Warner-Lambert's Board of Directors authorized the company's management to enter into discussions with Pfizer to explore a possible business combination.

On February 6, 2000, the merger agreement between Warner-Lambert and AHP was terminated, and the stock option agreements issued in connection with that transaction were rescinded by Warner-Lambert and AHP without consideration. In connection with the termination of the AHP merger agreement, and in accordance with the terms thereof, Warner-Lambert paid AHP a termination fee of $1.8 billion, which will be reflected in the company's results in the first quarter of 2000.

On February 6, 2000, Warner-Lambert, Pfizer and a wholly-owned subsidiary of Pfizer entered into a definitive merger agreement. Under the terms of the proposed transaction, which has been unanimously approved by the Board of Directors of both Warner-Lambert and Pfizer, each share of Warner-Lambert common stock will be exchanged for 2.75 shares of Pfizer common stock. The transaction is contingent upon qualifying as a tax-free reorganization and being accounted for under the pooling of interests method of accounting. The transaction is scheduled to close during 2000, subject to antitrust clearance, approval by both companies' shareholders and other customary conditions.

Note 7 -International Operations:

In translating foreign currency financial statements, local currencies of foreign subsidiaries and branches have generally been determined to be the functional currencies, except for those in hyperinflationary economies, principally in Latin America. Net aggregate exchange losses (gains) resulting from foreign currency transactions and translation adjustments related to subsidiaries operating in highly inflationary countries amounted to $8.6, $13.6 and $(18.2) in 1999, 1998 and 1997, respectively.

Note 8 - Inventories:

---------------------------------------------------------------------
December 31,                                     1999            1998
---------------------------------------------------------------------
Raw materials                                  $128.9          $165.1
Finishing supplies                               42.1            48.8
Work in process                                 266.8           308.4
Finished goods                                  541.4           470.5
---------------------------------------------------------------------
                                               $979.2          $992.8
---------------------------------------------------------------------

Note 9 - Property, Plant and Equipment:

---------------------------------------------------------------------
December 31,                                     1999            1998
---------------------------------------------------------------------
Land                                        $    49.7       $    45.7
Buildings                                     1,561.6         1,387.0
Machinery, furniture and fixtures             3,542.8         3,109.0
---------------------------------------------------------------------
                                              5,154.1         4,541.7
Less accumulated depreciation                (1,812.2)       (1,719.8)
---------------------------------------------------------------------
                                            $ 3,341.9       $ 2,821.9
---------------------------------------------------------------------

Depreciation expense totaled $299.5, $248.0 and $224.8 in 1999, 1998 and 1997, respectively. Depreciation expense is charged to various income statement line items based upon the functions utilizing the assets.

Note 10 - Intangible Assets:

---------------------------------------------------------------------
December 31,                                     1999            1998
---------------------------------------------------------------------
Goodwill                                    $ 1,234.5       $ 1,299.0
Trademarks and other intangibles                655.7           666.4
---------------------------------------------------------------------
                                              1,890.2         1,965.4
Less accumulated amortization                  (274.1)         (235.0)
---------------------------------------------------------------------
                                            $ 1,616.1       $ 1,730.4
---------------------------------------------------------------------

Amortization expense, which is reflected primarily in Other expense, net, totaled $63.3, $60.4 and $57.1 in 1999, 1998 and 1997, respectively.

At December 31, 1999 and 1998, goodwill is being amortized primarily over 40 years and trademarks and other intangibles are being amortized over a weighted average of approximately 33 years.

Note 11 - Debt:

The components of Short-term debt were as follows:

---------------------------------------------------------------------
December 31,                                         1999        1998
---------------------------------------------------------------------
Notes payable                                      $275.0      $245.9
Current portion of long-term debt                    22.1        18.3
---------------------------------------------------------------------
                                                   $297.1      $264.2
---------------------------------------------------------------------
The weighted-average interest rate for notes payable outstanding at December 31, 1999 and 1998 was 5.7 percent and 6.9 percent, respectively. The company has lines-of-credit arrangements with numerous banks with interest rates generally equal to the best prevailing rate. At December 31, 1999, worldwide unused lines of credit amounted to $830.0.

The components of Long-term debt were as follows:

---------------------------------------------------------------------
December 31,                                         1999        1998
---------------------------------------------------------------------
Commercial paper                                 $  408.1    $  383.4
Variable-rate master note                           100.0       100.0
6 5/8% notes due 2002                               199.8       199.8
5 3/4% notes due 2003                               250.0       250.0
6% notes due 2008                                   249.5       249.5
7.6% industrial revenue bonds due 2014                  -        24.5
Other                                                42.1        59.5
---------------------------------------------------------------------
                                                 $1,249.5    $1,266.7
---------------------------------------------------------------------

At December 31, 1999, all commercial paper and the master note have been classified as long-term debt due to the company's intent and ability to refinance on a long-term basis. These instruments are supported by lines of credit. At December 31, 1999, the weighted-average interest rate was 5.8 percent for commercial paper outstanding. The interest rate on the master note at December 31, 1999 was 6.3 percent.

The aggregate annual maturities of long-term debt at December 31, 1999, payable in each of the years 2000 through 2003, excluding short-term borrowings reclassified to long-term, are $19.7, $208.3, $257.5 and $1.2, respectively.

Note 12 - Financial Instruments:

The estimated fair values of financial instruments were as follows:

---------------------------------------------------------------------
December 31,                      1999                   1998
---------------------------------------------------------------------
                         Carrying        Fair     Carrying       Fair
(  ) = Liability           Amount       Value       Amount      Value
---------------------------------------------------------------------
Investment securities   $   149.3   $   149.1    $   165.6  $   165.2
Long-term debt           (1,249.5)   (1,222.1)    (1,266.7)  (1,294.7)
Foreign exchange
   contracts                  (.2)      (16.3)          .3       (8.5)
---------------------------------------------------------------------

Investment securities and Long-term debt were valued at quoted market prices for similar instruments. The fair values of the remaining financial instruments in the preceding table are based on dealer quotes and reflect the estimated amounts that the company would pay or receive to terminate the contracts. The carrying values of all other financial instruments in the Consolidated Balance Sheets approximate fair values.

The investment securities were reported in the following balance sheet categories:

-------------------------------------------------------------------
December 31,                             1999                  1998
-------------------------------------------------------------------
Cash and cash equivalents              $ 48.2                $ 40.3
Short-term investments                   35.5                  32.3
Investments and other assets             65.6                  93.0
-------------------------------------------------------------------
                                       $149.3                $165.6
-------------------------------------------------------------------

The investment securities portfolio was primarily comprised of negotiable certificates of deposit, U.S. and Puerto Rico government securities and guaranteed collateralized mortgage obligations as of year-end 1999 and 1998. These securities are classified as "held-to-maturity."

As of December 31, 1999 and 1998, the long-term investments of $65.6 and $93.0 include a $4.1 interest-bearing, mortgage-backed security maturing beyond 10 years and "available-for-sale" equity securities with a fair value of $54.1 and $24.3, respectively.

Financial instruments that potentially subject the company to concentrations of credit risk are trade receivables and interest-bearing investments. The company sells a broad range of products in the pharmaceutical, consumer health care and confectionery businesses worldwide. The company's products are distributed to wholesalers and directly or indirectly to pharmacies, chain food stores, mass merchandisers, smaller independent retailers, hospitals, government agencies, health maintenance organizations and other managed care entities. Due to the large number and diversity of the company's customer base, concentrations of credit risk with respect to trade receivables are limited. The company does not normally require collateral. One customer balance accounted for approximately 12% of total trade receivables at December 31, 1999. No customer balances accounted for greater than 10% of total trade receivables at December 31, 1998. The company's interest-bearing investments are high-quality liquid instruments, such as certificates of deposit issued by major banks, or securities issued or guaranteed by the U.S. or other governments. The company limits the amount of credit exposure to any one issuer.

The company does not hold or issue financial instruments for trading purposes nor is it a party to leveraged derivatives. The company uses derivatives, particularly interest rate swaps and forward or purchased option foreign exchange contracts, that are relatively straightforward and involve little complexity as hedge instruments to manage interest rate and foreign currency risks.

The company's foreign exchange risk management objectives are to stabilize cash flows and reported income from the effect of foreign currency fluctuations and reduce the overall foreign exchange exposure to insignificant levels. Extensive international business activities result in a variety of foreign currency exposures including foreign currency denominated assets and liabilities, firm commitments, anticipated intercompany sales and purchases of goods and services, intercompany lending, net investments in foreign subsidiaries and anticipated net income of foreign affiliates. The company continually monitors its exposures and enters into foreign exchange contracts for periods of up to two years to hedge such exposures.

At December 31, 1999 and 1998, the company had forward or purchased option foreign exchange contracts with contractual amounts of $595.2 and $552.0, respectively. These contracts principally exchange Japanese yen, Canadian dollars, South African rands, Thailand baht and Australian dollars for U.S. dollars; U.S. dollars for euros and British pounds in 1999; Japanese yen, Australian dollars and Portuguese escudos for U.S. dollars; Canadian dollars for U.S. dollars and Irish punts; Australian dollars for Irish punts; and U.S. dollars for German marks in 1998.

The company's interest rate risk management objectives are to manage the interest cost of debt by using a mix of long-term fixed rate and short-term variable rate instruments and entering into certain interest rate swap agreements. Interest rate swap agreements were not material during 1999 or 1998.

The counterparties to the company's derivatives consist of major international financial institutions. Because of the number of these institutions and their high credit ratings, management believes derivatives do not present significant credit risk to the company.

Gains and losses related to derivatives designated as effective hedges of firm commitments are deferred and recognized in income as part of, and concurrent with, the underlying hedged transaction. Other derivative instruments primarily relate to hedging foreign currency denominated assets and liabilities and anticipated net income of foreign subsidiaries. Hedges of anticipated net income are marked to market on a current basis with gains and losses recognized in Other expense, net. Cash flows associated with derivative financial instruments are classified as operating in the Consolidated Statements of Cash Flows.

Note 13 - Leases:

The company rents various facilities and equipment. Rental expense amounted to $137.5, $119.0 and $96.4 in 1999, 1998 and 1997, respectively.

The future minimum rental commitments under noncancellable capital and operating leases at December 31, 1999 are summarized below:

--------------------------------------------------------------------
                                          Capital          Operating
--------------------------------------------------------------------
2000                                        $ 2.1             $ 99.7
2001                                          2.0               78.6
2002                                          1.5               51.6
2003                                          1.2               28.8
2004                                          1.2               23.8
Remaining years                               5.8              149.7
--------------------------------------------------------------------
Total minimum lease payments                 13.8              432.3
Less minimum sublease income                    -              (28.7)
                                            ------------------------
Net minimum lease payments                   13.8             $403.6
                                                             -------
Less amount representing interest            (3.5)
-----------------------------------------------------
Present value of minimum lease payments     $10.3
-----------------------------------------------------


Property, plant and equipment included capitalized leases of $126.7, less accumulated depreciation of $9.9, at December 31, 1999 and $71.8, less accumulated depreciation of $7.8, at December 31, 1998. Long-term debt included capitalized lease obligations of $12.8 and $8.9 at those respective dates.

Note 14 - Pensions and Other Postretirement Benefits:

The company has various pension plans covering substantially all of its employees in the U.S. and certain foreign subsidiaries.

The company provides other postretirement benefits, primarily health insurance, to qualifying retirees and their dependents. These plans are currently noncontributory for domestic employees who retired prior to January 1, 1992. Effective January 1, 1998, the company expanded the health insurance program by offering contributory benefits to all domestic employees who have retired after December 31, 1991 and their dependents, and future retirees meeting minimum age and service requirements. This amendment increased the accumulated postretirement benefit obligation by $88.8 million as of December 31, 1997. This amount is being amortized to expense over the average remaining employee service period of six years to reach eligibility at age 55.

The following tables present the benefit obligation and funded status of the plans:

-----------------------------------------------------------------------
                                       Pension          Postretirement
-----------------------------------------------------------------------
                                    1999       1998      1999      1998
-----------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION:

Benefit obligation at
   beginning of year            $2,593.5   $2,276.6   $ 283.7   $ 273.1
Service cost                        71.5       60.0       6.6       6.2
Interest cost                      167.9      160.1      19.6      19.9
Plan participants' contributions     3.0        2.4        .3        .2
Amendments                           2.1       11.6         -      (3.5)
Actuarial (gain) loss              (48.4)     221.7      (6.2)     10.5
Benefits paid                     (155.4)    (138.9)    (27.0)    (22.7)
-----------------------------------------------------------------------
Benefit obligation
   at end of year               $2,634.2   $2,593.5   $ 277.0   $ 283.7
-----------------------------------------------------------------------

CHANGE IN PLAN ASSETS:
Fair value of plan assets
   at beginning of year         $2,423.8   $2,276.6   $     -   $     -
Actual return on plan assets       305.5      230.1         -         -
Company contributions               67.3       53.6      26.7      22.5
Plan participants' contributions     3.0        2.4       0.3       0.2
Benefits paid                     (155.4)    (138.9)    (27.0)    (22.7)
-----------------------------------------------------------------------
Fair value of plan assets at
   end of year                  $2,644.2   $2,423.8   $     -   $     -
-----------------------------------------------------------------------

Funded status                   $   10.0   $ (169.7)  $(277.0)  $(283.7)
Unrecognized actuarial loss         32.8      197.3      45.0      59.8
Unrecognized prior service
   cost                             34.7       40.9      63.2      78.1
Unrecognized net transition
   obligation                       (1.5)      (1.9)        -         -
-----------------------------------------------------------------------
Net amount recognized           $   76.0   $   66.6   $(168.8)  $(145.8)
-----------------------------------------------------------------------

Amounts recognized in the Consolidated Balance Sheets consist of:
     Prepaid benefit cost       $  219.1   $  197.7   $     -   $     -
     Accrued benefit liability    (161.1)    (154.7)   (168.8)   (145.8)
     Intangible asset                3.5        1.8         -         -
     Accumulated other
      comprehensive income          14.5       21.8         -         -
-----------------------------------------------------------------------
Net amount recognized           $   76.0   $   66.6   $(168.8)  $(145.8)
-----------------------------------------------------------------------

Foreign pension plan assets at fair value included in the preceding table were $779.1 in 1999 and $757.5 in 1998. The foreign pension plan projected benefit obligation was $840.9 in 1999 and $784.0 in 1998.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $218.9, $172.4 and $34.5, respectively as of December 31, 1999, and $197.5, $161.1 and $26.1, respectively as of December 31, 1998.

The following table presents the annual cost related to the plans:

------------------------------------------------------------------------
                                    Pension            Postretirement
------------------------------------------------------------------------
Years Ended December 31,      1999     1998    1997   1999   1998   1997
------------------------------------------------------------------------

COMPONENTS OF NET PENSION
   AND POSTRETIREMENT COSTS:

Service cost               $  71.5  $  60.0 $  53.5  $ 6.6  $ 6.2  $  .4
Interest cost                167.9    160.1   156.0   19.6   19.9   14.0
Expected return on plan
   assets                   (200.6)  (187.3) (175.5)     -      -      -
Amortization of prior
   service cost and net

   transition obligation       8.0      7.5     7.2   20.7   14.7     .6
Recognized actuarial loss     13.7      3.6     4.0    2.8    2.6    2.5
Curtailment and special
   benefit charge                -      5.3        -     -      -      -

------------------------------------------------------------------------
Net pension and post-
    retirement costs       $  60.5  $  49.2 $  45.2  $49.7  $43.4  $17.5
------------------------------------------------------------------------


The sale of the Rochester plant, as discussed in Note 5, resulted in a curtailment and special benefit charge of $5.3 in 1998. Included in amortization of prior service cost and net transition obligation for 1999 is $5.8 representing the transition charge for a Canadian postretirement plan.

The assumptions for the U.S. pension and postretirement plans included an expected increase in salary levels of 4.25 percent for the year ended December 31, 1999 and 4.0 percent for each of the years ended December 31, 1998 and 1997. The weighted-average discount rate was 8.0, 7.25 and 7.75 percent for 1999, 1998 and 1997, respectively. The expected long-term rate of return on U.S. pension plan assets was 10.5 percent for each of the years ended December 31, 1999, 1998 and 1997. Assumptions for foreign pension plans did not vary significantly from the U.S. plans.

Net pension expense attributable to foreign plans included in the preceding table was $20.2, $15.0 and $14.8 in 1999, 1998 and 1997, respectively.

Separate assumed health care cost trend rates have been used in the valuation of domestic postretirement health insurance benefits. The foreign postretirement benefit obligation is not material. Accordingly, the following disclosures consider domestic postretirement plans only.

---------------------------------------------------------------------
HEALTH CARE TREND RATES:             1999         1998        1997
---------------------------------------------------------------------
Employees retiring before
  January 1, 1992
  - Under age 65 (1)                 8.6%         9.2%        9.8%
  - Age 65 and over (2)              5.5%         5.9%        6.3%

Employees retiring after
  December 31, 1991 (3)            6.3%-8.0%    6.7%-8.8%   7.0%-9.5%

(1)  Rate declines to 5.5% in 2005
(2)  Rate remains at 5.5% for all years after 1999
(3)  Rate declines to 5.0% in 2004

A one percentage point increase in health care cost trend rates in each year would increase the accumulated postretirement benefit obligation as of December 31, 1999 by $14.4 and the net periodic postretirement benefit cost by $1.9. A one percentage point decrease in the health care cost trend rates in each year would decrease the accumulated postretirement benefit obligation as of December 31, 1999 by $14.3 and the net periodic postretirement benefit cost for 1999 by $1.9.

Other postretirement benefits for foreign plans expensed under the cash method in 1999, 1998 and 1997 were not material.


Note 15 - Income Taxes:

The components of Income before income taxes were:

---------------------------------------------------------------------
Years Ended December 31,                1999         1998        1997
---------------------------------------------------------------------
U.S. and Puerto Rico                $1,011.5     $  951.6    $  515.9
Foreign                              1,429.7        839.4       672.9
---------------------------------------------------------------------
                                    $2,441.2     $1,791.0    $1,188.8
---------------------------------------------------------------------

The Provision for income taxes consisted of:

----------------------------------------------------------------------
Years Ended December 31,                    1999       1998       1997
----------------------------------------------------------------------
Current:
   Federal                               $ 472.1    $ 342.4     $132.9
   Foreign                                 409.2      290.6      219.5
   State and Puerto Rico                    34.2       49.3       39.1
----------------------------------------------------------------------
                                           915.5      682.3      391.5
----------------------------------------------------------------------
Deferred:
   Federal                               $(134.5)   $(100.5)    $(58.5)
   Foreign                                 (37.0)     (60.8)      (1.9)
   State and Puerto Rico                   (36.0)      (3.2)      (4.7)
----------------------------------------------------------------------
                                         $(207.5)   $(164.5)    $(65.1)
----------------------------------------------------------------------
Provision for income taxes               $ 708.0    $ 517.8     $326.4
----------------------------------------------------------------------



The tax effects of significant temporary differences, which comprise the deferred tax assets and liabilities, were as follows:

----------------------------------------------------------------------
December 31,                       1999                   1998
----------------------------------------------------------------------
                   Assets Liabilities Assets Liabilities
----------------------------------------------------------------------
Restructuring reserves    $      -       $    -    $ 30.3       $    -
Compensation/benefits        137.6            -     118.0            -
Postretirement/post-
  employment obligations      75.8            -      69.6            -
Inventory                    153.4         14.2     125.3         13.1
Tax loss and other
  carryforwards              162.4            -     101.3            -
Research tax credit and
  other carryforwards        127.6            -      57.9            -
Pensions                      13.7         84.0      13.2         65.9
Property, plant and equip-
  ment                        25.4        179.4      33.9        211.4
Intangibles                   48.5         90.5      52.4         93.3
Foreign tax credit
  carryforwards               89.1            -         -            -
Other                        231.4         95.0     249.6         84.9
----------------------------------------------------------------------
                           1,064.9        463.1     851.5        468.6
Valuation allowance          (45.2)           -     (34.4)           -
----------------------------------------------------------------------
                          $1,019.7       $463.1    $817.1       $468.6
----------------------------------------------------------------------

The company has research tax credit carryforwards of $115.3 as of December 31, 1999. The carryforwards expire in 2000 through 2019. The foreign tax credit carryforwards of $89.1 expire in 2004.

A valuation allowance on deferred tax assets is provided if it is more likely than not that some portion or all of the deferred asset will not be realized. The 1999 increase in the valuation allowance was primarily due to the increase in tax loss carryforwards of foreign affiliates in certain jurisdictions that have limited carryforward periods.

At December 31, 1999, for income tax purposes, Agouron had approximately $224.4 of net operating loss carryforwards. Due to the acquisition of Agouron, there will be limitations on the amount of those net operating losses that can be utilized in any given year against certain future taxable income. The carryforwards expire in 2000 through 2018. In addition, there are tax loss carryforwards of $113.3 in foreign jurisdictions, which have various expiration dates.

Income taxes of $279.2 and $288.1 were paid during 1999 and 1998, respectively. Prepaid expenses and other current assets included deferred income taxes of $462.1 and $337.1 at December 31, 1999 and 1998, respectively.

The earnings of Warner-Lambert's operations in Puerto Rico are subject to tax pursuant to a grant, effective through December 31, 2012. The grant provides for certain tax relief if certain conditions are met. The company continued to be in compliance with these conditions at December 31, 1999.

Earnings of foreign subsidiaries considered to be reinvested for an indefinite period at December 31, 1999 were approximately $2.5 billion. No additional U.S. income taxes or foreign withholding taxes have been provided on these earnings. It would be impractical to compute the estimated deferred tax liability on these earnings.

The Provision for income taxes in 1997 was reduced by 1.4 percentage points due to the favorable tax impact of the liquidation of a foreign affiliate. Also, in 1997 Agouron reduced its valuation allowance by $42.5 million, caused by changes to future income projections and tax planning strategies.

As of December 31, 1999, Warner-Lambert's U.S. federal income tax returns through 1992 have been examined and settled with the Internal Revenue Service. Agouron's U.S. federal income tax returns are open from 1986 to the present.

The company's effective income tax rate differed from the U.S. statutory tax rate as follows:

--------------------------------------------------------------------
Years Ended December 31,                     1999      1998     1997
--------------------------------------------------------------------
U.S. statutory tax rate                      35.0%     35.0%    35.0%
Benefit from U.S. possession tax credit (1.5) (1.8) (3.5) Foreign income subject to increased
  (reduced) tax rates including
  taxes on repatriation                      (4.4)     (3.7)     1.0
U.S. research tax credit, net                (1.1)     (1.4)    (1.3)
State and local taxes, net                      .2      1.1       .8
Valuation allowance                             .4       .3     (3.5)
Other items, net                                .4      (.6)    (1.0)
--------------------------------------------------------------------
Effective tax rate                            29.0%    28.9%    27.5%
--------------------------------------------------------------------

Note 16 - Shareholders' Equity:

The authorized preferred stock of Warner-Lambert is 5 million shares with a par value of $1.00 per share, of which there are no shares issued.

Par value of common stock issued was $962.0, $962.0 and $320.7 at December 31, 1999, 1998 and 1997, respectively.

On April 28, 1998 the stockholders approved an increase in the number of authorized shares of common stock from 500 million to 1.2 billion to effectuate a three-for-one stock split effective May 8, 1998. Par value remained at $1.00 per share.

Changes in certain components of shareholders' equity are summarized as follows:

--------------------------------------------------------------------------
                                              Treasury Stock
                                Capital in --------------------
                                Excess of   Shares in            Retained
                                Par Value   Thousands      Cost  Earnings
--------------------------------------------------------------------------
Balance at December 31, 1996      $ 119.9    (49,456) $(1,065.5) $3,436.2
Adjustment for pooling of
  interests                         213.2      8,076      125.2    (210.9)
--------------------------------------------------------------------------
Adjusted balance
  at December 31, 1996              333.1    (41,380)    (940.3)  3,225.3
Shares repurchased, at cost             -     (1,436)    (135.2)        -
Employee benefit plans, net of tax  159.9      3,072       45.7      (7.7)
Issuance of stock for acquisition
  of Alanex by Agouron               37.9        430        6.7      (5.6)
Net income                              -          -          -     862.4
Cash dividends paid                     -          -          -    (413.1)
--------------------------------------------------------------------------
Balance at December 31, 1997        530.9    (39,314)  (1,023.1)  3,661.3
Three-for-one stock split          (274.2)   (78,629)         -    (367.1)
Shares repurchased, at cost             -     (4,050)    (265.2)        -
Employee benefit plans, net of tax  263.9      9,919       46.8      (4.3)
Net income                              -          -          -   1,273.2
Cash dividends paid                     -          -          -    (524.6)
--------------------------------------------------------------------------
Balance at December 31, 1998        520.6   (112,074)  (1,241.5)  4,038.5
Shares repurchased, at cost             -       (592)     (42.1)        -
Employee benefit plans, net of tax  376.6     12,731       70.0      (1.8)
Net income                              -          -          -   1,733.2
Cash dividends paid                     -          -          -    (671.8)
--------------------------------------------------------------------------
Balance at December 31, 1999      $ 897.2    (99,935) $(1,213.6) $5,098.1
--------------------------------------------------------------------------

Pursuant to the company's Stockholder Rights Plan, as amended March 25, 1997, a right is attached to each outstanding share of common stock. In the event that any person or group acquires 15 percent or more of the outstanding common shares, or acquires the company in a merger or other business combination, each right (other than those held by the "Acquiring Person") will entitle its holder to purchase, for a specified purchase price, stock of the company or the Acquiring Person having a market value of twice such purchase price. The rights expire on March 25, 2007 and can be redeemed for $.003 per right by the Board of Directors prior to the time the rights become exercisable.

Tax benefits credited to Capital in excess of par value for employee stock options exercised were $242.1, $165.2 and $64.8 for the years ended December 31, 1999, 1998 and 1997, respectively.

Total comprehensive income includes net income and other comprehensive income, which consists of foreign currency translation adjustments, unrealized net gains (losses) on investments and minimum pension liability adjustments. The components of other comprehensive income were as follows:

-----------------------------------------------------------------------
                                   Foreign       Other      Accumulated
                                   Currency      Items,        Other
                                 Translation     Net of    Comprehensive
                                 Adjustments      Tax         Income
-----------------------------------------------------------------------
Balance at December 31, 1996      $(236.2)      $  5.9         $(230.3)
Current period change              (193.8)       (14.6)         (208.4)
-----------------------------------------------------------------------
Balance at December 31, 1997       (430.0)        (8.7)         (438.7)
Current period change                57.7        (18.3)           39.4
-----------------------------------------------------------------------
Balance at December 31, 1998       (372.3)       (27.0)         (399.3)
Current period change              (280.9)        34.8          (246.1)
-----------------------------------------------------------------------
Balance at December 31, 1999      $(653.2)      $  7.8         $(645.4)
-----------------------------------------------------------------------

Note 17 - Stock Options and Awards:

Warner-Lambert has stock awards outstanding at December 31, 1999 granted under various stock plans. Future grants may be issued under the 1996 Stock Plan, which became effective January 1, 1997. The 1996 Stock Plan provides for the granting of stock awards to employees in the form of options to purchase shares of common stock at a price equal to fair market value on the date of the grant, restricted stock and performance awards. Options generally become exercisable in installments of 25 percent per year on each of the first through the fourth anniversaries of the grant date and have a maximum term of 10 years. Restricted stock granted to employees is delivered upon the expiration of restricted periods established at the time of grant. Performance awards, which are also subject to restricted periods, provide for the recipient to receive payment in shares, cash or any combination thereof equivalent to the award being granted. The 1996 Stock Plan provides that in the event of a change in control of Warner-Lambert, the ability to exercise stock options is accelerated.

The aggregate number of shares of common stock that may be awarded under the 1996 Stock Plan in any year is not more than 1.65 percent of the issued shares on January 1 of the year of the grant. In any year in which stock awards are granted for less than the maximum permissible number of shares, the balance of unused shares will be added to the number of shares permitted to be granted during the following year. No stock awards may be made under the 1996 Stock Plan after April 23, 2007.

The company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock awards. Accordingly, no compensation cost has been recognized for stock options. Compensation expense is recorded over the vesting period for restricted stock and performance awards. Expenses of $5.7, $17.0 and $13.3 for restricted stock and performance awards were charged to income in 1999, 1998 and 1997, respectively. Had compensation cost been recorded as an alternative provided by FASB Statement No. 123, "Accounting for Stock-Based Compensation," for options granted in 1999, 1998 and 1997, the company's net income and earnings per share would have been reduced to the proforma amounts below:

---------------------------------------------------------------------
                                     1999          1998          1997
---------------------------------------------------------------------
Net income:
  As reported                    $1,733.2      $1,273.2        $862.4
  Pro forma                       1,642.8       1.203.6         816.5

Basic earnings per share:
  As reported                       $2.03         $1.50         $1.03
  Pro forma                          1.92          1.42          0.97

Diluted earnings per share:
  As reported                       $1.96         $1.45         $0.99
  Pro forma                          1.86          1.37          0.94

These amounts are for disclosure purposes only and may not be representative of future calculations, since the estimated fair value of stock options would be amortized to expense over the vesting period, and additional options may be granted in future years. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 1999, 1998 and 1997:

---------------------------------------------------------------------
                                     1999          1998          1997
---------------------------------------------------------------------
Dividend yield                      1.90%         2.37%         2.81%
Expected volatility                26.85%        24.21%        20.59%
Risk-free interest rate             4.53%         5.55%         6.21%
Expected life (years)                5.75          5.90          5.90

Transactions involving stock options are summarized as follows:

---------------------------------------------------------------------
                                                   Number   Weighted-
                                                     of       Average
                                                   Shares    Exercise
                                               (in thousands)  Price
---------------------------------------------------------------------
Stock options outstanding, December 31, 1996         69,418    $13.37
     Granted                                         16,704     30.36
     Exercised                                       (8,787)     9.59
     Forfeited                                       (1,510)    20.72
---------------------------------------------------------------------
Stock options outstanding, December 31, 1997         75,825     17.37
     Granted                                          9,696     46.43
     Exercised                                       (9,716)    12.05
     Forfeited                                       (1,364)    27.31
---------------------------------------------------------------------
Stock options outstanding, December 31, 1998         74,441     21.67
     Granted                                          9,529     68.80
     Exercised                                      (12,490)    15.64
     Forfeited                                         (980)    41.07
---------------------------------------------------------------------
Stock options outstanding, December 31, 1999         70,500     28.84
---------------------------------------------------------------------
Weighted-average fair value of stock options:
     Granted during 1997                                         8.84
     Granted during 1998                                        12.94
     Granted during 1999                                        19.69

Shares available for annual stock award grants at:
     December 31, 1997                               17,212
     December 31, 1998                               25,366
     December 31, 1999                               32,345
-----------------------------------------------------------

The following table summarizes outstanding and exercisable stock options as of December 31, 1999:

------------------------------------------------------------------------
       Stock Options Outstanding           Stock Options Exercisable
------------------------------------------------------------------------
                           Weighted-
                            Average    Weighted-               Weighted-
Range of       Number      Remaining    Average      Number      Average
Exercise    Outstanding   Contractual  Exercise    Exercisable  Exercise
 Prices    (in thousands) Life (years)   Price   (in thousands)   Price
------------------------------------------------------------------------
$  .33-22.00   35,261         4.4       $13.80       33,462       $13.50
 23.00-45.00   18,086         7.2        29.30       10,309        28.80
 46.00-68.00   16,395         8.6        58.80        3,027        52.00
 69.00-93.00      758         9.4        71.10           14        75.20
------------------------------------------------------------------------
   .33-93.00   70,500         6.2        28.84       46,812        19.40
------------------------------------------------------------------------

Note 18 - Contingencies and Environmental Liabilities:

Various claims, suits and complaints, such as those involving government regulations, patents and trademarks and product liability, arise in the ordinary course of Warner-Lambert's business. In the opinion of management, all such pending matters are without merit or are of such kind, or involve such amounts, as would not have a material adverse effect on the company's consolidated financial position, liquidity, cash flows or results of operations for any year.

The company is involved in various environmental matters including actions initiated by the Environmental Protection Agency under the Comprehensive Environmental Response, Compensation and Liability Act (i.e., CERCLA or Superfund and similar legislation), various state environmental organizations and other parties. The company is presently engaged in environmental remediation at certain sites, including sites previously owned.

The company accrues costs for an estimated environmental liability when management becomes aware that a liability is probable and is able to reasonably estimate the company's share. Generally, that occurs no later than when feasibility studies and related cost assessments of remedial techniques are completed, and the extent to which other potentially responsible parties (PRPs) can be expected to contribute is determined. For most sites, there are other PRPs that may be jointly and severally liable to pay all cleanup costs. As of December 31, 1999 and 1998, the accrual for environmental liabilities was approximately $28 and $34 covering 53 and 50 sites, respectively. Outside consultants are generally used to assess the costs of remediation. Accruals are established based on current technology and are not discounted. While it is reasonably possible that additional costs may be incurred beyond the amounts accrued as a result of new information, those costs, if any, cannot be estimated currently.

Some portion of the liabilities associated with the company's environmental actions may be covered by insurance. The company is currently in litigation with respect to the scope and extent of liability coverage from certain insurance companies; however, recoveries will not be recorded as income until there is assurance that recoveries are forthcoming.

In management's opinion, the liabilities for all environmental matters mentioned above that are probable and reasonably estimable are adequately accrued. Although it is not possible to predict with certainty the outcome of these matters or the ultimate costs of remediation, management believes it is unlikely that their ultimate disposition will have a material adverse effect on the company's consolidated financial position, liquidity, cash flows or results of operations for any year.

Note 19 - Segment Information:

Reportable segments are comprised as follows: Pharmaceutical - consisting of ethical pharmaceuticals, biologicals and empty hard-gelatin capsules; Consumer Health Care - consisting of OTC, shaving and pet care products; Confectionery - consisting of chewing gums, breath mints and cough tablets.

The company's pharmaceutical products are promoted primarily to health care professionals and are sold either directly or through wholesalers. Consumer Health Care products are promoted principally through consumer advertising and promotional programs. They are sold principally to drug wholesalers, pharmacies, food stores, mass merchandisers, physician supply houses and hospitals. Confectionery products are promoted primarily through consumer advertising and in-store promotions and are sold directly to food stores, pharmacies and mass merchandisers, which in turn sell to consumers.

With the significant growth of the cholesterol-lowering agent LIPITOR, the pharmaceutical segment has become the company's largest segment. Warner-Lambert has copromoted LIPITOR, which achieved worldwide sales of $3.7 billion, in most markets with Pfizer since its launch in 1997. The agreements with Pfizer cover many countries and consist of three broad categories: markets in which Warner-Lambert and Pfizer copromote LIPITOR under a single brand name, markets in which the two companies comarket the product under separate brand names in competition with each other and markets in which Pfizer has exclusive rights. Pfizer does not have rights to the product in France and Japan. The copromotion agreement applies in most major markets, including the U.S., Canada, Germany and the U.K. Under the agreement, the parties generally share certain product expenses and sales force efforts. Pfizer is compensated on a sliding percentage-of-sales basis depending on achieving certain sales objectives. The agreements generally run, on a country-by-country basis, for 10 years from the date of product launch in each respective country.

During 1999, total sales to one pharmaceutical and health care products wholesaler accounted for 12 percent of the company's consolidated net sales. The majority of sales to this customer were in the Pharmaceutical segment. In 1998 and 1997, no individual customer accounted for more than 10 percent of consolidated net sales.

The accounting policies of the segments are the same as those described in the "Significant Accounting Policies." Segments are determined based on product categories. The company evaluates performance based on profit or loss before income taxes.




Reportable Segment Data


                               Net Sales             Income Before Taxes
                      ------------------------   ------------------------
                        1999     1998     1997     1999     1998     1997
                      ------  -------   ------   ------   ------   ------
Pharmaceutical       $ 7,982  $ 6,134   $3,848   $2,059   $1,495   $  781
Consumer Health Care   2,996    2,722    2,691      548      510      549
Confectionery          1,951    1,888    1,869      182      159      185
                     -------  -------   ------   ------   ------   ------
Total Segments        12,929   10,744    8,408    2,789    2,164    1,515
Corporate (1)              -        -        -     (348)    (373)    (326)
                     -------  -------   ------   ------   ------   ------
Consolidated Total   $12,929  $10,744   $8,408   $2,441   $1,791   $1,189
                     =======  =======   ======   ======   ======   ======


                           Segment Assets  (2)  Depreciation/Amortization     Capital Expenditures
                      ------------------------  -------------------------   ------------------------
                        1999     1998     1997     1999     1998     1997     1999     1998     1997
                     -------  -------   ------   ------   ------   ------   ------   ------   ------
Pharmaceutical       $ 4,009  $ 3,418   $2,788   $  160   $  139   $  120   $  651   $  523   $  269
Consumer Health Care   2,442    2,471    2,384       95       85       83      116       90      108
Confectionery            966      960      908       61       49       51       88       78       80
                     -------  -------   ------   ------   ------   ------   ------   ------   ------
Total Segments         7,417    6,849    6,080      316      273      254      855      691      457
Corporate (3)          4,025    2,671    2,272       47       35       28       77       62       56
                     -------  -------   ------   ------   ------   ------   ------   ------   ------
Consolidated Total   $11,442  $ 9,520   $8,352   $  363   $  308   $  282   $  932   $  753   $  513
                     =======  =======   ======   ======   ======   ======   ======   ======   ======


(1) Corporate expense includes general corporate income and expense, corporate investment income and interest expense. Corporate expense in 1998 includes a pretax gain on the sale of the company's Rochester, Michigan, manufacturing plant and certain minor prescription products of $67 which was offset by costs related to the company's plans to close certain foreign manufacturing facilities.

(2) Segment assets consist of Accounts receivable, Inventories, Property, plant and equipment, Intangible assets and certain investments.

(3) Corporate assets include Cash and cash equivalents, investments and other unallocated assets.

Geographic Data

                        1999      1998      1997                             1999      1998      1997
                        ----     -----     -----                             ----      ----      ----
Net Sales:  (a)                                   Long-Lived Assets:
     United States   $ 7,862   $ 6,304    $4,416        United States     $1,794    $1,562    $1,433
     Foreign           5,067     4,440     3,992        Ireland              589       311       125
                     -------   -------    ------        Germany              235       248       205
     Total           $12,929   $10,744    $8,408        All other foreign    724       701       692
                     =======   =======    ======                          ------    ------    ------
                                                        Total             $3,342    $2,822    $2,455
                                                                          =======    ======    ======


(a) Net sales are attributed to countries based on location of customer. No single foreign country was material to consolidated Net sales.



Report of Independent Accountants

PRICEWATERHOUSECOOPERS LLP

To the Board of Directors and Shareholders of Warner-Lambert Company

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income and of cash flows present fairly, in all material respects, the financial position of Warner-Lambert Company and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP
--------------------------

400 Campus Drive
Florham Park, New Jersey
January 24, 2000, except for Note 6,
as to which the date is February 7, 2000